                                                                    EXHIBIT 10.7


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

     This Amended and Restated Employment Agreement (this "Agreement") is entered into as of August __, 1997 among Metro-Goldwyn-Mayer Studios Inc., a Delaware corporation ("MGM Studios"), Metro-Goldwyn-Mayer Inc., a Delaware corporation and the corporate parent of MGM Studios (the "Company"), and Frank
G. Mancuso ("Executive").

                              W I T N E S S E T H:

     WHEREAS, MGM Studios and the Company currently employ Executive as their Chairman and Chief Executive Officer and wish to be assured of Executive's continued services and loyalty as such on the terms and conditions hereinafter set forth;

     WHEREAS, the parties hereto are parties to an Employment Agreement (the "Original Agreement") dated as of October 10, 1996 (the "Original Effective Date"), and wish to amend and restate such employment agreement as herein set forth;

     WHEREAS, the Company plans to effect an initial public offering of its stock (the "Offering");

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein as well as the parties' rights pursuant to those documents referred to in Section 11, the parties, intending to be legally bound, agree as follows:

     1.  Employment and Title.  Each of the Company and MGM Studios will
         --------------------
continue to employ Executive as, and Executive agrees to continue to serve as, Chairman and Chief Executive Officer of the Company, MGM Studios, and each Subsidiary (as hereinafter defined) thereof, all upon the terms and conditions set forth in this Agreement. In such capacities, Executive shall devote his full and undivided business time and attention to his responsibilities as Chief Executive Officer of the Company, MGM Studios and such Subsidiaries. During his employment hereunder, Executive shall not engage in any other business activity; provided, however, that so long as such activities do not interfere in any
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material respect with the performance of Executive's duties hereunder, nothing in this Section 1 shall prevent Executive from engaging in civic and charitable activities, serving on the board directors of a non-profit organization or managing his personal investments (except that in managing his personal investments Executive may not (x) invest in securities of any entity that Executive knows or has reason to know competes with the Company, MGM Studios or any subsidiary of either or (y) acquire in excess of one percent of the outstanding voting stock of any company the securities of which are publicly traded; provided, however, that nothing contained in this parenthetical shall (i) require Executive to dispose of any securities beneficially owned by him on the Original Effective Date, and Executive's continued holding of such securities shall not constitute a breach of this Agreement or (ii) prevent Executive from investing in or holding securities of an entity in which the business competing with the Company, MGM Studios or any subsidiary of either of them, as applicable, constitutes less than 5% of such entity's assets). With the consent and approval of the Company's Board of Directors (the "Board"), Executive may serve on the board of directors of (but in no other capacity with) other corporations or business entities conducting businesses that do not compete with the businesses conducted by the Company, MGM Studios or any of their subsidiaries.

     2.  Term.  The term of Executive's employment hereunder (the "Term") shall
         ----
be for a period of five years commencing on the Original Effective Date and ending, unless sooner terminated as provided herein below, on the fifth anniversary of the Original Effective Date (the "Employment Period. ") Any employment agreement, severance agreement or similar agreement or arrangement (collectively, the "Existing Agreements") between MGM Studios and Executive in effect on the Original Effective Date was terminated and is no longer in effect. Shares of Company capital stock purchased by Executive pursuant to this Agreement and/or the Original Agreement shall be issued promptly upon receipt by the Company of payment therefor and shall be subject to the Amended and Restated Investors Shareholder Agreement, dated as of August 4, 1997 between the parties hereto and certain other parties, as amended from time to time (the "Investors Shareholder Agreement") and the Amended and Restated Shareholders Agreement, dated as of August 4, 1997, between the parties hereto and certain other parties, as amended from time to time (the "Shareholders Agreement").

     3.  Powers and Authority.
         --------------------

          (a) Subject to the policies and directives of the Board (to the extent consistent with the terms of this Agreement and applicable law) and except for those actions requiring the approval of the Board and/or the MGM Studios Board (as hereinafter defined) and except as required by law, during the Term, Executive shall have full power and authority to operate the business, affairs and operations of MGM Studios, the Company, and their respective Subsidiaries, including, without limitation, the power to:

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                (1) hire and enter into employment contracts on behalf of MGM
Studios, the Company and their respective Subsidiaries with officers and employees of MGM Studios, the Company, and their respective Subsidiaries, provided, however, that (x) with respect to employees or executives with a staff
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position of Executive Vice President or higher or any similar position or positions with comparable responsibilities or (y) employees or officers having an annual salary of $500,000 or more, the hiring of such employees and/or the terms of any such employment contracts, including, without limitation, the amount of compensation, will require Board approval.

                (2) discharge any officer or employee of MGM Studios, the Company or any of their respective Subsidiaries; provided, however, that
                                                 --------- -------
discharging any employee or officer which would result in such employee or officer receiving an aggregate severance package, taking into account all benefits due upon, or as a result of, such termination, including, without limitation, the vesting of options, with a value of $500,000 or more, or any settlement with respect therewith, shall require Board approval;

                (3) greenlight any single film or other single production with aggregate budgeted direct negative costs not greater than $85,000,000;

                (4) incur Indebtedness (as hereinafter defined) not requiring Board approval as specified herein; and

                (5) acquire, sell, transfer, license or otherwise dispose of any assets not requiring Board approval as specified herein.

          (b) All employees of the Company MGM Studios and their Subsidiaries shall report to, and only to, Executive (directly or through such channels as Executive may designate) (except that this sentence shall not be construed as limiting access by the Board to any officer or employee of the Company, MGM Studios or their Subsidiaries). Executive shall report directly to, and only to, the Board and the Board of Directors of MGM Studios (the "MGM Studios Board") and neither MGM Studios nor the Company shall interpose any person between either such Board and Executive nor shall any individual or individuals be given power and authority in derogation of that given to Executive hereunder; provided, however, that in the event Executive is incapacitated or otherwise unavailable to act (after reasonable attempts to contact Executive in such regard have been made), the Executive Committee of the Board and the MGM Studios Board, as applicable, may act on Executive's behalf.

          (c) Notwithstanding anything to the contrary in this Agreement, the following actions shall require Board approval and, Executive shall not cause, authorize or fail to take reasonable steps to prevent the Company, MGM Studios or any of their respective Subsidiaries to take any of the following actions, or engage in any of the following transactions, without Board approval:

                (1) incur any Indebtedness (other than (a) Film Financing Indebtedness (as hereinafter defined) or (b) Indebtedness which is (x) incurred under or permitted by the Credit Agreement (as hereinafter defined) and (y) is within the limitations on Indebtedness set forth in a business plan approved by the Board) if the amount of such Indebtedness is in an amount of $5,000,000 or more or, if the amount of such Indebtedness (other than Indebtedness excluded by reason of the immediately preceding parenthetical phrase), in the aggregate, incurred by the Company and its Subsidiaries for the period from the Original Effective Date until the fifth anniversary of the Original Effective Date exceeds $25,000,000;

                (2) incur any film financing indebtedness ("Film Financing Indebtedness") as described in Section 5.10(h) of the Credit Agreement (as hereinafter defined), as such provisions and the related definitions were in effect on the Original Effective Date, in excess of $25 million at any one time outstanding;

                (3) issue or sell any capital stock or equity securities, or securities convertible into capital stock or equity securities, or options, warrants or stock appreciation rights or similar interests with respect to capital stock or other equity securities, or other rights to acquire capital stock or other equity securities, in each case, with respect to, or of, the Company, MGM Studios or any of their respective Subsidiaries, other than (t) in connection with the Offering, (u) the issuance of Common Stock upon the conversion of the Preferred Stock (as defined in the Investors Shareholder Agreement), (v) the issuance of shares upon exercise of options granted to employees of the Company, MGM Studios and their subsidiaries pursuant to, the Metro-Goldman-Mayer Inc. and Metro-Goldwyn-Mayer Studios Inc. Amended and Restated 1996 Stock Option, Restricted Stock and Stock Appreciation Rights Plan, as amended from time to time (the "Management Incentive Plan"), (w) the issuance of shares to Executive pursuant to this Agreement or (x) the granting of options pursuant to those certain stock option agreements dated as of October 10, 1996 relating to the purchase of up to 7,500 shares of Common Stock and the exercise of such options;

                (4) repurchase or redeem any of the capital stock of the Company, except pursuant to the terms of the Management Incentive Plan and the option agreements executed pursuant thereto or the Shareholders Agreement;

                (5) Subject to the provisions of the Investors Shareholder Agreement, enter into any transaction or take any action which would result in the

Company or any of its Subsidiaries conducting or engaging in any business that is material to the Company and its Subsidiaries, taken as a whole, that is other than (x) the business being conducted by MGM Studios and its Subsidiaries as of the Original Effective Date or (y) as provided in a business plan approved by the Board;

                (6) approve an annual business plan and budget or such other business plan or budget as the Board shall wish to adopt from time to time, or any other business plan and budget approved by the Board and then in effect or approve any material amendment or material change to such annual business plan and budget, or approve any material variances from such annual business plan and budget or any other business plan and budget approved by the Board and then in effect;

                (7) enter into any agreement or transaction, other than an agreement or transaction entered into pursuant to the First Right of Negotiation Agreement dated as of October 10, 1996, between MGM Studios and Amalgamated Television Services Pty Limited, with any person known by Executive to be an Affiliate (as defined in the Investors Shareholder Agreement) of MGM Studios or the Company;

                (8) enter into or extend any film library licensing arrangement not contemplated by a business plan approved by the Board if such arrangement together with related arrangements (x) in the case of a new licensing arrangement, provides for payments to or by the Company, MGM Studios and their respective Subsidiaries reasonably forecast by Executive to be more than $25 million or (y) in the case of an extension of an existing licensing arrangement, provides for payments in respect of such extension to or by the Company, MGM Studios and their respective Subsidiaries reasonably forecast by Executive to be more than $25 million;

                (9) amend, supplement, modify or waive (x) the provisions or terms of any employment or other agreement between the Company and/or MGM Studios, on the one hand, and Executive, on the other hand, including, this Agreement or (y) the provisions or terms of any employment agreement with the chief financial officer of the Company and/or MGM Studios;

                (10) make any decisions required to be made by the boards of directors of the Company and/or MGM Studios pursuant to the terms of the 1996 Management Incentive Plan or the Metro-Goldwyn-Mayer Inc. and Metro-Goldwyn-Mayer Studios Inc. Senior Management Bonus Plan, as amended from time to time (the "Bonus Plan"), including any decision relating to any amendment to the Management Incentive Plan or the Bonus Plan or the waiver of any provision of the Management Incentive Plan, or the Bonus Plan;

                (11) greenlight any single film or other single production with aggregate budgeted direct negative costs greater than $85,000,000;

                (12) enter into any agreement or transaction relating to the acquisition or disposition or the purchase or sale of any asset having a value reasonably forecast by Executive to be in excess of $25 million or involving a purchase price reasonably forecast by Executive to be in excess of $25 million;

                (13) enter into any agreement or transaction outside the ordinary course of business relating to any joint venture or licensing agreement not contemplated by a business plan approved by the Board if such joint venture or licensing agreement provides for payments to or by the Company, MGM Studios and their respective Subsidiaries reasonably forecast by Executive to be more than $25 million; or

                (14) establish committees of the Board of Directors of the Company or MGM Studios.

          (d) If, during the Term, (x) MGM Studios fails to satisfy any of the covenants set forth in Sections 5.11, 5.12, 5.13, 5.15 and 5.25 of the Credit Agreement dated as of October 10, 1996, among MGM Studios, the Lenders listed therein and Morgan Guaranty Trust Company of New York, as Agent (the "Credit Agreement") or comparable provisions in any replacement or amended credit related agreement or (y) the Company and/or MGM Studios fails to satisfy (and does not cure such failure within the grace period provided) any other covenant set forth in the Credit Agreement or comparable provisions in any replacement or amended credit related agreement, then Executive shall promptly prepare and deliver to the Board a revised budget which takes into account the then financial condition of the Company and MGM Studios and the applicable default. Such business plan and budget, when approved by the Board, with such variations as the Board shall determine, shall then become the business plan and budget of the Company and MGM Studios.

          (e) No less than 60 days prior to the commencement of each fiscal year, Executive shall cause to be submitted to the respective boards of directors of the Company and MGM Studios a proposed business plan and annual budget for the ensuing calendar year for the Company and MGM, as applicable, and their respective Subsidiaries. Each such business plan and annual budget shall be subject to approval by the applicable board of directors. Such business plan and budget, when approved by the Board and/or the MGM Studios Board, as applicable, with such variations as the Board and the MGM Studios Board, as applicable, shall approve, shall be the business plan and budget of the Company and MGM Studios, as applicable.

          (f) As used in this Agreement, the following terms shall have the following meanings:

          "Guarantee": shall mean any obligation, contingent or otherwise, of any Person (the "guarantor") guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such guarantor, direct or indirect, (i) to purchase or pay for (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase property, securities, or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided that the term Guarantee shall not include
                     --------
endorsements for collection or deposit, in either case in the ordinary course of business.

          "Indebtedness": with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including repurchase obligations), (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments,
(iii) all obligations of such Person upon which interest charge are customarily paid, (iv) all obligations of such Person under any conditional sale or other title retention agreement relating to property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the ordinary course of business and paid when due), (vi) all capitalized lease obligations (as determined in accordance with generally accepted accounting principles in the United States) of such person, (vii) all obligations of others secured by any lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all Guarantees of such Person, (ix) all obligations of such Person as a counterparty to any rate swap, currency hedge or other similar type agreement and (x) all obligations of such Person as an account party in respect of letters of credit and in respect of bankers' acceptances.

          "Person": shall mean any natural person, corporation, partnership, limited liability company, limited liability partnership, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

          "Subsidiary": of any Person shall mean any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     4.  Location.  The location of Executive's principal place of employment
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and his office shall be in the greater Los Angeles, California area, provided, however, that Executive shall perform such services outside of Los Angeles as are, in his reasonable determination, reasonably required for the proper performance of his duties under this Agreement.

     5.  Authority.  Each party represents and warrants to the other that it has
         ---------
the full power and authority to enter into and perform its obligations under this Agreement and that the execution of and performance of such party's obligations under this Agreement shall not constitute a default under or breach of the terms of any other agreement or order of any court or governmental authority to which it is a party or under which it is bound. Each party shall defend and hold harmless the other from and against any and all claims, demands, losses or damages (including reasonable attorneys' fees) arising from any action against such other party based on facts that are inconsistent with the representation and warranty contained in this Section or based upon any allegations of interference with contractual obligations or the like relating to the negotiation or execution of this Agreement.

     6.  Compensation.
         ------------

          (a) Salary.  In full consideration for the services to be rendered by
              ------
Executive, and in full discharge of the salary obligations of the Company, MGM Studios and their subsidiaries, MGM Studios shall pay to Executive and Executive shall accept:

                (1) An annual base salary of $2 million during each year of the Term, payable monthly in equal installments of $166,667 each (reduced by the amount of any federal, state and local income tax withholding contemplated by
Section 6(f) and other appropriate deductions) in arrears on the first day of each month of the Term commencing with the second month of the Term (amounts payable for less than a full month to be prorated based on the number of days in such month included in the Term as a percentage of the total number of days in such month).

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

                (2) A stock purchase payment in the amount of $3 million for each Contract Year (as hereinafter defined) of the Term, payable in advance on the IPO Closing Date (as defined in the Investors Shareholder Agreement) and each annual anniversary thereof to occur during the Term (each a "Payment Date") (reduced by the amount of any federal, state and local income tax withholding contemplated by Section 6(f) and other appropriate deductions); provided,
                                                                --------
however, that the stock purchase payment payable for the last Contract Year of
-------
the Term shall be reduced on a pro-rata basis to reflect the fact that the last Contract Year of the Term is less than 365 days. As used herein, the term "Contract Year" shall mean the period from the IPO Closing Date through the close of business on the day immediately succeeding the first annual anniversary of the IPO Closing Date and, thereafter, each period commencing with the annual anniversary of the IPO Closing Date and ending with the close of business on the day which is the last day prior to the next annual anniversary of the IPO Closing Date, provided, that the last Contract Year of the Term shall commence
              --------
with the last annual anniversary of the IPO Closing Date to occur during the Term and end on the last day of the Term.

                (3) During the Term, Executive shall apply on each Payment Date the amount of the net stock purchase payments to be paid to him pursuant to Clause (2) above (less the additional amount, if any, by which $3 million multiplied by Executive's estimated marginal federal and state income tax rate for the year in question (based on a certificate (including calculations) prepared in good faith by Executive's tax advisor) exceeds the amount withheld from clause (2) payments pursuant to Section 6(f)) to the purchase of Company Common Stock, which the Company shall deliver on each such date to Executive free and clear of all liens, other then the liens and restrictions specified in the Shareholders Agreement and the Investor Shareholder Agreement (to which such shares shall be subject). The purchase price for Company Common Stock purchased by Executive pursuant to this Clause (3) shall be $1,000 per share of Common Stock so purchased on the IPO Closing Date, and thereafter, the Fair Market Value of a share of Common Stock determined as of the appropriate Determination Date as specified below. The $1,000.00 purchase price specified in the immediately preceding sentence shall be adjusted to reflect any stock split since the Original Effective Date. As used in this Agreement "Fair Market Value" of the Company Common Stock on any Determination Date shall be equal to (i) if the Company Common Stock is then traded on a national security exchange, the average of the closing prices per share of Company Common Stock on such national security exchange(s) on the twenty (20) business days immediately preceding the Determination Date, as reported in the Wall Street Journal, Western Edition, (ii) if the Company Common Stock is not then traded on a national security exchange but the Company Common Stock is then quoted in the over-the-counter market, the average of the average high bid and low asked prices per share of Company Common Stock for the twenty (20) business days immediately preceding the Determination Date in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use or (iii) if the Company Common Stock is then neither traded on a national securities exchange or quoted in the over-the-counter market, as determined pursuant to Section [1.4(a)(iii)] of the Executive's stock option agreement entered into pursuant to the Management Incentive Plan. If Fair Market Value is determined pursuant to clause (iii) of the immediately preceding sentence, the Determination Date shall be December 31 of the calendar year preceding the applicable Payment Date, and if Fair Market Value is determined pursuant to clauses (i) or (ii) of the immediately preceding sentence, the Determination Date shall be the applicable Payment Date. If Fair Market Value is determined pursuant to clause (iii) of the next preceding sentence, Executive shall have the independent right to arbitrate the Fair Market Value determination in accordance with [Section 18] of Executive's stock option agreement entered into pursuant to the Management Incentive Plan if he disagrees with the appraised value set thereunder but only if a Majority in Interest (as defined therein) does not seek such an arbitration for purposes of the Management Incentive Plan.

          (b) Management Incentive Plan.  Executive shall be entitled to
              -------------------------
participate in the Management Incentive Plan and the Bonus Plan.

          (c) Other Benefits.  The Company and/or MGM Studios will provide, or
              --------------
pay or reimburse Executive for the reasonable costs of operating and maintaining, an office, an executive assistant and the existing screening room in Executive's residence, and will reimburse the reasonable travel expenses incurred by Executive's spouse when accompanying Executive on travel to the extent, in Executive's reasonable judgment, her presence is required or advisable in the Company's and/or MGM Studios' interest in the discharge of Executive's duties. Additionally, Executive shall be entitled to vacations, sick leave and other benefits customarily afforded to executives of similar stature in the motion picture industry.

          (d) Business Expenses.  During the Term, the Company and/or MGM
              -----------------
Studios shall pay or reimburse Executive promptly for all reasonable and documented business expenses incurred by Executive in the performance of his duties under this Agreement.

          (e)  Insurance.
               ---------

               (1) During the Term, Executive shall be entitled to and shall be accorded all rights and benefits under any disability insurance, health and major medical insurance policy or policies, which the Company and/or MGM Studios provides for its senior officers. Nothing in this paragraph shall require the

Company and/or MGM Studios to retain any particular policy or plan, but some reasonable policy or plan shall be maintained.

               (2) MGM Studios has purchased and, provided that Executive continues to be medically and otherwise insurable at standard rates, shall maintain until the end of the Term, a five year, reducing-term life insurance policy on Executive's life in the initial face amount of $25 million, the proceeds of which shall be payable to Executive's estate or such other person or persons as Executive shall designate. In the event Executive becomes no longer medically or otherwise insurable at standard rates, at Executive's election, Executive may cause the Company and/or MGM Studios to obtain such insurance, in which event Executive shall pay, at his sole cost and expense, the excess of the rates being charged over standard rates, with MGM Studios and/or the Company paying toward such insurance the standard rates therefor. The face amount of the policy shall reduce from time to time while this Agreement is in effect by an amount equal to the gross salary paid to Executive under Section 6(a)(1) above (including any amounts withheld from such payments pursuant to Section 6(f) hereof). The Company and/or MGM Studios shall not be required to maintain such insurance after termination of Executive's employment.

          (f) Tax Withholding.  The Company and/or MGM Studios shall be
              ---------------
authorized to withhold from any payments made to Executive hereunder (including by reason of the purchase of Company Common Stock) amounts the Company and/or MGM Studios is required to withhold under any federal, state or local tax statute, rule or regulation with respect to any compensation paid to Executive. Executive agrees that the withholding and payment of any such amounts by the Company and/or MGM Studios to the relevant taxing authority shall constitute full satisfaction of the Company and/or MGM Studios' obligation to pay such compensation or other amounts to Executive. Executive shall indemnify MGM Studios and the Company and hold them harmless from and against any federal, state or local withholding tax liability (including interest and penalties) that results from any compensation paid to Executive, including the purchase of Company Common Stock, except to the extent that (i) any such penalties result from the failure of the Company and/or MGM Studios to make a good faith determination of the amounts to withhold from Executive or (ii) any such liabilities, interest or penalties result from the failure of the Company and/or MGM Studios to pay over to the relevant taxing authorities any sums withheld from, or paid to the Company and/or MGM Studios by, Executive to satisfy any withholding liability.

          7.  Expiration/Termination of Employment.
              ------------------------------------

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

          (a) Expiration at End of Term.  Unless the Term is extended by a
              -------------------------
written instrument executed by both parties, Executive's employment and the Employment Period shall expire at the end of the Term.

          (b) Termination at Will.  The parties acknowledge and agree that
              -------------------
Executive's employment hereunder is an employment at will. Notwithstanding any other provision contained in this Agreement, either Executive, the Company or MGM Studios may terminate Executive's employment hereunder at any time with or without Cause (as defined in Section 7(c)) or Good Reason (as defined in Section 7(c)) at his or its election upon not less than thirty (30) days prior written notice (a "Termination Notice") to the other. A Termination Notice shall be effective upon delivery to the other party and the termination shall be effective as of the date set forth in such Termination Notice.

          (c) Effect of Expiration or Termination.  Upon the expiration or
              -----------------------------------
termination of this Agreement pursuant to subsection 7(a) or 7(b) hereof or otherwise, Executive shall be entitled to payment of: (i) the base salary set forth in Section 6(a)(1) through such termination date and (ii) amounts accrued under benefit plans in which Executive is participant as of such termination date. In addition, to the extent provided in the Management Incentive Plan and/or the Bonus Plan, Executive shall be entitled to his vested interest in such plans at the date of termination, upon the terms and subject to the conditions set forth in such plans. Executive's right and obligation to purchase Company Common Stock pursuant to Section 6(a)(3) shall terminate immediately prior to the termination of Executive's employment hereunder. Upon the expiration or termination of this Agreement pursuant to subsection 7(b) hereof or otherwise (other than a termination of this Agreement by Executive for Good Reason or by the Company or MGM Studios without Cause or the expiration of this Agreement at the end of the Term), Executive shall be required to promptly repay MGM Studios a pro-rata portion (or in the case of death or disability 50% of a pro-rata portion) of the gross stock purchase payment paid to Executive on the Payment Date immediately preceding such date of termination, to reflect the period from the date of termination through the end of the then applicable Contract Year during which Executive will not be employed pursuant to this Agreement.

     If Executive's employment hereunder is terminated by the Company and/or MGM Studios without Cause or if Executive terminates his employment hereunder for Good Reason (which termination by Executive for Good Reason must occur within 90 days after he knows or should have known that Good Reason for termination exists), the Company and/or MGM Studios shall in addition to the sums specified in the preceding paragraph pay to Executive a lump sum amount equal to the present value of the sum of (i) Executive's base salary specified in Section 6(a)(1) and (ii) the stock purchase payment amount specified in

Section 6(a)(2) for the entire remaining Term, discounted at a rate per annum equal to the Prime Rate (as hereinafter defined) as then in effect. In addition, as provided in the Management Incentive Plan and the Bonus Plan, Executive's account under such plans shall vest immediately with the effect therein provided.

     If Executive's employment is terminated as the result of his death or disability (as hereinafter defined), in addition to the amounts specified in the first paragraph of this Section 7(c), as provided in the Management Incentive Plan and the Bonus Plan, Executive's account under such plans shall vest immediately with the effect provided in such plans, and, in the case of disability, Executive shall continue to receive 50% of the sum of (i) his base salary specified in Section 6(a)(1) and (ii) the stock purchase payment amount specified in section 6(a)(2) for the remainder of the Term. Disability shall mean Executive's inability, due to a physical, mental or emotional illness or injury, to substantially perform his duties hereunder for 90 consecutive days or for 120 days in any 12 month period, whether or not consecutive.

     If Executive's employment is terminated as a result of disability, by the Company or MGM Studios without Cause or by Executive with Good Reason, the Company and/or MGM Studios shall, during the remaining Term, continue to pay premiums for health and disability insurance as was provided to Executive immediately prior to such termination.

     "Prime Rate" means the rate published from time to time by Morgan Guaranty Trust Company of New York as its prime commercial lending rate.

     As used in this Agreement, "Cause" shall mean (i) the failure of Executive to substantially perform his duties with MGM Studios, the Company or any Subsidiary of either of them (other than any such failure resulting from illness, temporary absence, vacation, legal incapacity or disability), which failure continues 30 days after a demand for substantial performance is delivered in writing to Executive by the Board, which specifically identities the manner in which Executive has not substantially performed his duties; (ii) Executive's failure to follow reasonable and lawful directives (consistent with the terms of this Agreement and the Investors Shareholder Agreement) of the Board, which failure continues 30 days after a demand for Executive to follow directives is delivered in writing to Executive by the Board, which specifically identifies the manner in which Executive has not followed such directives, (iii) the engaging by Executive in willful, reckless or grossly negligent misconduct in connection with his employment, unless Executive ceases such misconduct within 10 days, and remedies the adverse effect of such misconduct within 30 days, after a demand to cease engaging in such misconduct is delivered in writing to Executive by the Board, which specifically identifies such misconduct, (iv) Executive's conviction of an offense involving moral turpitude or a felony or (v) material breach by Executive of this Agreement, and failure to cure such breach within 30 days of delivery of a written notice to Executive by the Board, which notice specifically identifies the breach. If Executive's failure under (i) or (ii) above or his failure to cease misconduct under clause (iii) above would, if continued unabated for the respective periods specified therein, be reasonably expected to cause the Company and/or MGM Studios severe and irreparable harm, and if the Company's said notice so specifies, the Company may shorten the period within which such failure must cease to a reasonable period specified in its notice, but not, in any event, less than 10 days in the case of clauses (i) and (ii) or 5 days in the case of clause (iii). Except in the circumstances described in the preceding sentence, if the remedy, cure or cessation of an act or omission which is the subject of a notice under this paragraph would reasonably require more than 30 days to complete and Executive commences such remedy, cure or cessation within 30 days after receipt of such notice and diligently pursues the same to completion, said act or omission shall not constitute "Cause," unless said remedy, cure or cessation is not completed within 60 days from the Company's notice. If any event, action or failure to act specified in clauses (i) through (v) above shall occur, the Company's right to terminate Executive for "Cause" as the result of such occurrence shall continue for a period of 90 days after the date of such occurrence (or, if notice thereof is required and is given within such 90-day period, 60 days after the expiration of the cure period specified).

     As used in this Agreement "Good Reason" shall mean

     (i) a substantial and adverse change in Executive's status or position as the Chief Executive Officer and a key employee of MGM Studios or the Company, or a substantial reduction in the duties and responsibilities as contemplated by this Agreement;

     (ii) a reduction (other than for Cause) by the Company and/or MGM Studios in Executive's compensation as provided in Section 6(a)(1) of this Agreement, or any other material breach by MGM Studios or the Company of this Agreement that is not cured within 30 days of written notice thereof to the Company from Executive; or

     (iii) the occurrence of a Designated Change of Control (as hereinafter defined);

     If any event, action or failure to act specified in clauses (i) through
(iii) above shall occur, Executive's right to terminate his employment hereunder for "Good Reason" as the result of such occurrence shall continue for a period of 90 days after the date of such occurrence (or, if notice thereof is required and is given within such 90-day period, 60 days after the expiration of the cure period specified).

     Except as provided in this Section 7(c) and in Section 13, neither MGM Studios, the Company nor any Subsidiary of either shall have any further liability under this Agreement to Executive upon the expiration or termination of Executive's employment, and no further payments shall be made to or for the benefit of Executive under this Agreement.

     As used in this Agreement, "designated Change of Control" shall mean if there shall occur or there shall be consummated (i) any merger or consolidation of the Company with or into any other person, as the result of which Tracinda Corporation, a Nevada corporation ("Tracinda"), and Seven Network Limited, a
                                    --------
corporation organized under the laws of the Commonwealth of Australia ("Seven") beneficially own, in the aggregate, less than 50.1% of the combined voting power of the then outstanding voting securities of the surviving corporation entitled to vote generally in the election of directors of the surviving corporation immediately upon completion of the transaction and any other person beneficially owns 30.0% or more of the combined voting power of the then outstanding voting securities of the surviving corporation entitled to vote generally in the election of directors, (ii) any sale, transfer or other conveyance whether direct or indirect, of all or substantially all of the property and assets of the Company, on a consolidated basis, in one transaction or a series of related transactions; provided, however, that this clause (ii) shall not apply to any
              -----------------
sale, transfer or any other conveyance to the Company, by any wholly owned direct or indirect subsidiary of the Company, by any wholly owned direct or indirect subsidiary of the Company to any other such wholly owned direct or indirect subsidiary of the Company or by the Company to one or more wholly owned direct or indirect subsidiaries of the Company; or (iii) any transaction or event that results in Tracinda and Seven ceasing, in the aggregate, to beneficially own 50.1% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors and any other person beneficially owns 30.0% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors. As used herein the terms "beneficial owner" and "beneficially owned" shall have the meanings set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, whether or not applicable to the Company. Notwithstanding the foregoing, a Designated Change in Control shall not be deemed to have occurred under clauses
(i) or (iii) if the acquirer, purchaser or 50.1% owner is an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

     8.  Delegation of Duties and Assignment of Rights.
         ---------------------------------------------

          (a) Executive may not delegate the performance of any of his duties or obligations as Chief Executive Officer hereunder, or assign any rights hereunder, without the prior written consent of the Board. Any such purported delegation or assignment in the absence of such written consent shall be null and void with no force or effect.

          (b) Neither the Company nor MGM Studios may assign this Agreement except with the prior written consent of Executive, except that the Company and MGM Studios, without such consent, may assign this Agreement to any person or entity that acquires a majority of the capital stock or assets of MGM Studios or the Company (by purchase, merger, consolidation or otherwise). In the event of such an assignment by MGM Studios or the Company, each reference in this Agreement to MGM Studios or the Company shall include the assignee from and after the date of such assignment.

          (c) In the event of a valid assignment pursuant to this Section 8, this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns and any receiver, trustee in bankruptcy or representative of the creditors of each such person.

     9.  Survival of Covenants.  Notwithstanding anything contained in this
         ---------------------
Agreement, upon the expiration of the Term or in the event Executive's employment is terminated for any reason whatsoever, the covenants and agreements of Executive contained in Section 12 and the covenants of the Company and/or MGM Studios contained in Sections 7(c), 13 and 14(e) hereof shall survive any such expiration or termination and shall not lapse.

     10.  Warranty.  Executive hereby represents and warrants that he has not
          --------
taken any action, and covenants that during the Term of this Agreement he shall take no such action, that constitutes or will constitute a breach of any agreement concerning confidential information and trade secrets, confidentiality, solicitation or non-competition to which he is bound as a party where such action would have a material adverse effect on the Company, MGM Studios or any Subsidiary of either of them. Executive hereby agrees to indemnify and hold harmless MGM Studios and the Company from and against any claim, loss, cost or expense (including reasonable attorneys' fees) incurred by MGM Studios and/or the Company as a result of actions by Executive in violation of the immediately preceding sentence.

     11.  Entire Agreement/amendment.  This Agreement, the Investors Shareholder
          --------------------------
Agreement, the Non-Competition Agreement, the Shareholders Agreement, the agreements entered into pursuant to the Management Incentive

Plan and/or the Bonus Plan, the Indemnity Agreement among Executive, the Company and MGM Studios referred to in Section 14(e) hereof, the Management Incentive Plan and the Bonus Plan contain the entire understanding and agreement between the parties relating to the subject matter hereof. Neither this Agreement nor any provisions hereof may be waived, modified, amended, changed, discharged or terminated, except by an agreement in writing signed by the party against whom enforcement of any waiver, modification, change, amendment, discharge or termination is sought; provided, however, any such writing shall not be enforceable against MGM Studios unless also signed by the Company.

     12.  No Mitigation.  Without limiting any other provision hereof, any
          -------------
income and any other employment benefits received by Executive from any and all sources other than MGM Studios or the Company before or after the expiration or termination of this Agreement for any reason whatsoever shall in no way reduce or otherwise affect MGM Studios' or the Company's obligation to make payments and afford benefits hereunder.

     13.  Insurance.  To the extent available at a reasonable cost, the Company
          ---------
and/or MGM Studios shall procure and maintain a policy of officers' and directors' insurance in a mutually acceptable amount with Executive as a named insured thereunder. Such policy shall cover Executive during the Term and for so long thereafter as he shall have liability for his actions or omissions during the Term in his capacity as a director or officer of the Company and/or MGM Studios, and their subsidiaries, but not longer than six years after the end of the Term. Further, the Company and/or MGM Studios shall cause Executive to be added as a named insured under any and all of their other liability policies, to the extent such addition is customary in respect of such policies.

     14.  Miscellaneous.
          -------------

          (a) Certain Fees and Costs.  The Company and/or MGM Studios shall
              ----------------------
reimburse Executive for the reasonable and documented fees and costs of his legal counsel and tax accountants utilized in connection with the negotiation and preparation of this Agreement.

          (b) Arbitration.  Any controversy or claim arising out of or relating
              -----------
to this Agreement or any breach of this Agreement shall be settled by arbitration. Any such arbitration shall be held in Los Angeles, California and shall be conducted in accordance with the Commercial Arbitration rules of the American Arbitration Association. The Special New Procedures for Large, Complex Issues shall apply. The arbitration panel shall consist of three (3) arbitrators to be selected pursuant to such Commercial Arbitration Rules.

          (c) Applicable Law and Venue.  This Agreement and any disputes or
              ------------------------
claims arising hereunder shall be construed in accordance with, governed by and enforced under the laws of the State of California without regard to any rules of conflicts of law (except as to the corporate governance matters set forth in Sections 3(a) and 3(c) and the indemnities provided Executive in Section 14(e), which shall be subject to the laws of Delaware applicable to companies incorporated therein). Except with respect to matters governed by Delaware law, the state and federal courts (or arbitrators appointed as described herein) located in Los Angeles, California shall be the sole and exclusive forum for any action for relief arising out of or pursuant to, or to enforce or interpret, this Agreement; provided, however, that actions in such state or federal courts shall be limited to actions or petitions to confirm or set aside an arbitration award. Each party to this Agreement consents to the personal jurisdiction and arbitration in any such forum and each party hereto covenants not to, and waives any right to, seek a transfer of venue from such jurisdiction on any grounds.

          (d) Interpretation.  The provisions of this Agreement were negotiated
              --------------
by each of the parties hereto and this Agreement shall not be deemed to have been drafted by either party.

          (e) Indemnification.  The Company and/or MGM Studios shall indemnify
              ---------------
Executive through their respective Certificate of Incorporation, By-laws, the Indemnification Agreement entered into pursuant to Section 14(e) of the Original Agreement or otherwise to the fullest extent permitted by the Delaware General Corporation Law (including the reimbursement of defense costs as incurred), as such law exists and may hereafter be amended. Such indemnification shall apply, but not be limited to, any actions taken or omissions by Executive, including, without limitation, furnishing information, during the period from and after January 1, 1996 until the Original Effective Date in connection with the potential sale of MGM Studios and Executive's efforts to assemble a bid group to purchase MGM Studios. Such indemnification shall not apply to any matters arising under (x) the Amended Agreement as of July 25, 1993 between Executive and Credit Lyonnaise, S.A., (y) the Senior Executive Incentive Plan of MGM Holdings Corporation adopted as of 16 December 1994 and (z) the Senior Executive Pool Plan of MGM Holdings Corporation adopted as of 15 December 1995.

          (f) Representations of MGM Studios and the Company.  Each of the
              ----------------------------------------------
Company and MGM Studios represents and warrants that (1) this Agreement has been approved by the Board and MGM Studios Board, as applicable and is binding on MGM Studios and the Company, as applicable and (2) this Agreement will not violate the corporate charter or bylaws of MGM Studios and/or the Company, as applicable.

          (g) No Waivers.  The failure of either party to enforce any provision
              ----------
of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement. Rights granted the parties hereto herein are cumulative and the election of one shall not constitute a waiver of such party's right to assert all other legal remedies available under the circumstances.

          (h) Notices.  Any notice to be given under the terms of this Agreement
              -------
shall be in writing and may be delivered personally, by telecopy, telex or other form of written electronic transmission, by overnight courier or by registered or certified mail, postage prepaid, and shall be addressed as follows:

TO THE COMPANY OR MGM STUDIOS:

     Board of Directors
     c/o Jerome York
     Tracinda Corporation
     4835 Koval Lane
     Las Vegas, Nevada  89109
     Telecopier:  (702) 737-1177

WITH A COPY TO:

     Richard E. Sobelle
     Tracinda Corporation
     4835 Koval Lane
     Las Vegas, Nevada  89109
     Telecopier:  (702) 737-1177

        and

     Michael R. Gleason
     Culmen Group, L.P.
     201 Main Street, Suite 1955
     Fort Worth, Texas  76102
     Telecopier:  (817) 870-1384

TO THE EXECUTIVE:

     Mr. Frank G. Mancuso
     1201 Bel Air Road
     Los Angeles, California  90077
     Telecopier:  (310) 471-0175

WITH COPIES TO:

     Bertram Fields, Esq.
     Greenberg Glusker Fields Claman & Machtinger LLP
     1900 Avenue of the Stars
     Suite 2000
     Los Angeles, California  90067
     Telecopier:  (310) 553-0687

Either party may hereafter notify the other in writing of any change in address. Any notice hereunder shall be deemed duly given when received by the person to whom it was sent.

          (i) Severability.  The provisions of this Agreement are severable and
              ------------
if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby unless as a result of such severing the remaining provisions or enforceable parts do not substantially reflect the intention of the parties in entering into this Agreement.

          (j) Confidentiality and Publicity.  This Agreement shall remain
              -----------------------------
confidential and the terms shall not be divulged to any person except to the extent required by law or legal process. Any press release or announcement of or relating to this Agreement and the timing of any such announcement shall only be made with the agreement of Executive and the Company.

          (k) Attorneys' Fees and Costs.  If any arbitration proceeding or any
              -------------------------
action at law or in equity is commenced to enforce this Agreement, the prevailing party shall receive its attorneys' fees, costs and disbursements in addition to any other relief granted.

          (l) Effective Date.  This Agreement shall become effective on the IPO
              --------------
Closing Date.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                METRO-GOLDWYN-MAYER INC.


                                By:
                                   ----------------------------------
                                Name:
                                Title:


                                METRO-GOLDWYN-MAYER
                                 STUDIOS INC.


                                By:
                                   ----------------------------------
                                Name:
                                Title:


                                -------------------------------------
                                        FRANK G. MANCUSO